Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-288516) of Waton Financial Limited and its subsidiaries (the “Company”) of our reports dated July 24, 2025, relating to the Company’s consolidated financial statements as of March 31, 2025 and 2024 and for each of the years in the three-year period ended March 31, 2025, appearing in the Annual Report on Form 20-F of the Company for the year ended March 31, 2025. Our report contained a paragraph of “Emphasis of Matter” relating to the Company’s significant transactions with its related parties.

/s/ UHY LLP
Irvine, California
July 24, 2025